Exhibit 10.1

LIMITED GUARANTEE

Limited Guarantee, dated as of July 7, 2009 (this “Limited Guarantee”), by each of STG III, L.P., a Delaware limited partnership (“STG III”), and STG III-A, L.P., a Delaware limited partnership (“STG III-A” and, together with STG III, the “Guarantors”), in favor of MSC.Software Corporation (the “Guaranteed Party”).

1. Limited Guarantee. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of July 7, 2009 (as it may be amended from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among Maximus Holdings Inc., a Delaware corporation (“Parent”), Maximus Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub, or a permitted assignee, will merge with and into the Guaranteed Party, each of the Guarantors, severally and not jointly (based on their respective Pro Rata Portions (as defined below)), hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual performance and discharge of the payment obligations of Parent under Sections 11.04(c) and 11.04(d) of the Merger Agreement (the “Obligations”). The “Pro Rata Portion” for STG III shall be 88.29%, and the “Pro Rata Portion” for STG III-A shall be 11.71%. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Limited Guaranty whether or not the Guaranteed Party or any other person or entity is joined as a party.

2. Nature of Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not merely of collectibility.

3. Changes in Obligations; Certain Waivers. Each of the Guarantors agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent, Merger Sub or any assignee of Parent or Merger Sub pursuant to Section 11.06(b) of the Merger Agreement (“Assignee”), for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any other agreement between the Guaranteed Party and Parent, Merger Sub or any Assignee without in any way impairing or affecting such Guarantor’s obligations under this Limited Guarantee, but in any case subject to the last sentence of Section 4(a) and to Section 7(a). Each Guarantor agrees that, except as set forth in Section 7(a), the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any Assignee; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any Assignee; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any Assignee; (e) the existence of any claim, set-off or other right which such Guarantor may have at any time against Parent, Merger Sub, any Assignee or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (f) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent, Merger Sub and Shearman & Sterling LLP in accordance with Section 11.01 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any Assignee, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Subsidiaries, defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

4. Additional Agreements.

a) The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto against the Guarantors (except for claims against the Guarantors under this Limited Guarantee, subject to the limitations described herein), Parent or Merger Sub or against (a) any of the Guarantors’ respective former, current or future directors, officers, agents, Affiliates (other than Parent or Merger Sub) or employees, (b) any of the respective former, current or future general or limited partners, members, managers or stockholders of the Guarantors or any Affiliate thereof (other than Parent or Merger Sub), or (c) any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing (other than Parent or Merger Sub) ((a) through (c) collectively, the “Guarantor Affiliates”). Notwithstanding the foregoing, in connection with the pursuit by the Guaranteed Party of a claim under this Limited Guarantee, the Guaranteed Party may pursue a declaratory judgment claim against Parent to demonstrate that Parent has failed to perform its obligations under Sections 11.04(c) and 11.04(d) of the Merger Agreement; provided that such claim does not seek any other remedy (including damages) against Parent or Merger Sub. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent is relieved of its obligations under Sections 11.04(c) and 11.04(d) of the Merger Agreement, each of the Guarantors shall be similarly relieved of its obligations under this Limited Guarantee.

b) Each of the Guarantors hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceedings asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Each of the Guarantors hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any Assignee that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or any Assignee, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub or any Assignee, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of such Guarantor’s Obligations shall have been paid in full in cash. If any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of such Guarantor’s Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to such Obligations, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any such Obligations.

5. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

6. Representations and Warranties. Each of the Guarantors, severally and not jointly, hereby represents and warrants that:

a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s partnership agreement or other organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

c) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

d) such Guarantor has available sufficient capital commitments from its limited partners to pay and perform its Obligations under this Limited Guarantee, and will have available sufficient capital commitments from its limited partners to pay and perform such Obligations for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

7. Continuing Guarantee; Enforcement. This Limited Guarantee shall remain in full force and effect and shall be binding on each of the Guarantors and its respective successors and assigns until the Obligations are satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms (except a termination pursuant to which Parent is obligated to make a payment pursuant to Section 11.04(c) thereof) and (iii) 180 days after any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to make any payment under Section 11.04(c) if the Guaranteed Party has not presented a claim for payment of any Obligation to Parent and Merger Sub or the Guarantor by the end of such 180 day period. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that (A) the provisions of Section 1 hereof limiting the Guarantors’ liability, the provisions of this Section 7, the provisions of Section 8 or Section 9 hereof or (B) the provisions of Section 11.04(e), 11.04(f) or 11.04(g) of the Merger Agreement limiting the liability of the Parent Related Parties are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantors, Parent, Merger Sub or any other Guarantor Affiliate with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantors under this Limited Guarantee (as limited by the provisions of Section 1), then (i) the obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantors have previously made any payments under this Limited Guarantee, they shall be entitled to recover such payments, and (iii) neither the Guarantors, Parent, Merger Sub or any Guarantor Affiliate shall have any liability to the Guaranteed Party with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee; provided, however that if any Guarantor or any of its respective Affiliates shall institute any proceedings asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, then, to the extent the Guaranteed Party prevails in such litigation or proceeding, such Guarantor shall pay on demand all reasonable fees and out-of-pocket expenses of the Guaranteed Party in connection with such litigation or proceeding.

8. No Recourse. The Guaranteed Party by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantors shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against Parent, Merger Sub or any Guarantor Affiliate, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets and that no funds are expected to be contributed to Parent or Merger Sub unless the Closing occurs. The Guaranteed Party further agrees that neither it nor any of its Affiliates have any right of recovery against the Guarantors, Parent, Merger Sub or any Guarantor Affiliate, through Parent or Merger Sub or otherwise, whether by piercing of the corporate veil, by a claim on behalf of Parent or Merger Sub against the Guarantors or Parent’s stockholders or Affiliates, or otherwise, except for the rights under this Limited Guarantee. Recourse against the Guarantors under this Limited Guarantee shall be the exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantors, Parent, Merger Sub and any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantors, Parent, Merger Sub or any Guarantor Affiliate (except for claims against the Guarantors under this Limited Guarantee, subject to the limitations described herein). Except as contemplated under Section 10, nothing set forth in this Limited Guarantee shall affect or be construed to confer or give any Person other than the Guarantors and the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person.

9. Release. By its acceptance of this Limited Guarantee, the Guaranteed Party hereby covenants and agrees that (1) neither the Guaranteed Party nor any of its Subsidiaries or Affiliates, and the Guaranteed Party agrees to the maximum extent permitted by law, none of its officers, directors, security holders or representatives, has or shall have any right of recovery under or in connection with the Merger Agreement, or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned Persons) each and every such right against, and hereby releases, the Guarantors, Parent, Merger Sub and each Guarantor Affiliate from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate (or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub or any other Person against any Guarantors, or otherwise under any theory of law or equity, other than claims against the Guarantors pursuant to this Limited Guarantee (subject to the limitations described herein); and (2) recourse against the Guarantors under this Limited Guarantee (and subject to the limitations described herein) shall be the sole and exclusive remedy of the Guaranteed Party. The Guaranteed Party acknowledges the Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in Section 4(a) and this Section 9. This Section 9 shall survive termination of the Limited Guarantee.

10. No Assignment. Neither of the Guarantors nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by either

Guarantor) or the Guarantors (in the case of an assignment by the Guaranteed Party); provided, however, the Guarantors may assign all or a portion of its rights and obligations hereunder to an Affiliate capable of making the representation set forth in Section 6(d) above or to an entity managed or advised by an Affiliate of the Guarantors capable of making the representation set forth in Section 6(d) above; provided further that no such assignment shall relieve the Guarantors of any liability or obligation hereunder, except to the extent actually performed or satisfied by the assignee.

11. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to the Guaranteed Party, to it at:

MSC.Software Corporation

2 MacArthur Place

Santa Ana, CA 92707

Attention: General Counsel

Facsimile: (714) 784-4231

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Alan F. Denenberg

Facsimile: (650) 750-2111

if to the Guarantors, to them at:

STG III, L.P. and STG III-A, L.P.

c/o Symphony Technology Group

2475 Hanover Street

Palo Alto, CA 94304

Attention: Chief Financial Officer

Facsimile No.: (415) 358-8835

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

525 Market Street

San Francisco, CA 94105

Attention: Steve L. Camahort

Facsimile No.: 415-616-1440

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

12. Governing Law. This Limited Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

13. Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Limited Guarantee or any of the transactions contemplated hereby shall be heard and determined in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

14. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY (EACH, A “PROCEEDING”). Each party to this Limited Guarantee certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Limited Guarantee by, among other things, the mutual waivers and certifications in this Section 14.

15. Counterparts. This Limited Guarantee may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Limited Guarantee and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Limited Guarantee as to the parties and may be used in lieu of the original Limited Guarantee for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

16. Amendments. This Limited Guarantee may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

17. Severability. If any term or other provision of this Limited Guarantee is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Limited Guarantee shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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IN WITNESS WHEREOF, each of the undersigned has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

STG III, L.P. and STG III-A, L.P.

Each By:	STG III GP, L.P., its General Partner
By:	STG UGP, LLC, its General Partner

By:	/s/ William F. Chisholm
Name: William F. Chisholm
Title: Managing Director

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

MSC.SOFTWARE CORPORATION

By:	/s/ Ashfaq A. Munshi
Name:	Ashfaq A. Munshi
Title:	Interim Chief Executive Officer and President

[Signature Page to Limited Guarantee]